Exhibit 3.1

Company No.: CR-173247

SIXTH AMENDED AND RESTATED

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

GigaCloud Technology Inc

Incorporated on the 29th day of August, 2006

INCORPORATED IN THE CAYMAN ISLANDS

THE COMPANIES LAW (As Amended)

Company Limited by Shares

SIXTH AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

GigaCloud Technology Inc

(as amended and restated by special resolution, passed on February 28, 2021)

1.	The name of the Company is GigaCloud Technology Inc (formerly known as Oriental Standard Human Resources Holdings Limited).

2.

The Registered Office of the Company shall be at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands or at such other place as the Directors may from time to time decide.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (As Amended) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

5.

The share capital of the Company is US$3,000,000 divided into 19,286,008,700 ordinary shares of US$0.0001 par value per share (the “Ordinary Shares”), 67,096,000 Series A redeemable convertible preferred shares of US$0.0001 par value per share (the “Series A Shares”), 4,995,795,740 Series B redeemable convertible preferred shares of US$0.0001 par value per share (the “Series B Shares”), 2,179,351,515 Series C redeemable convertible preferred shares of US$0.0001 par value per share (the “Series C Shares”), 1,471,893,180 Series D redeemable convertible preferred shares of US$0.0001 par value per share (the “Series D Shares”), and 1,999,854,865 Series E redeemable convertible preferred shares of US$0.0001 par value per share (the “Series E Shares”) each with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (As Amended) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained PROVIDED ALWAYS that, notwithstanding any provision to the contrary contained in this Memorandum of Association, the Company shall have no power to issue bearer shares, warrants, coupons or certificates. The rights, preferences and restrictions of the Preferred Shares are set forth in Schedule 1 to the Articles of Association.

6.

If the Company is registered as exempted, its operations will be carried on subject to the provisions of the Companies Law (As Amended) and, subject to the provisions of the Companies Law (As Amended) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

THE COMPANIES LAW (As Amended)

Company Limited by Shares

SIXTH AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

GigaCloud Technology Inc

(as amended and restated by special resolution, passed on February 28, 2021)

1.	In these Articles Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith,

“Affiliate”	means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of any individual, his spouse, child, sibling, parent, the relatives of such spouse, trustee of any trust in which such individual or any of his immediate family members is a beneficiary or a discretionary object, or any entity or company Controlled by any of the aforesaid Persons. The terms “Affiliates” and “Affiliated” have meanings correlative to the foregoing.

“Articles”	means the Sixth Amended and Restated Memorandum and Articles of Association of the Company as in effect as of the date thereof.

“Auditors”	means the persons for the time being performing the duties of auditors of the Company.

“Board of Directors” or “Board”	means the board of directors of the Company.

“Company”	means the above named Company.

“Control”	“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Directors”	means the directors for the time being of the Company.

“Member”	shall bear the meaning as ascribed to it in the Statute.

“month”	means calendar month.

“Ordinary Share”	means an ordinary share in the capital of the Company.

“Ordinary Share Equivalents”	means warrants, options and rights exercisable for Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares, including, without limitation, the Preferred Shares.

“paid-up”	means paid-up and/or credited as paid-up.

“Person”	means any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity

“Preferred Shares”	means preferred shares in the capital of the Company which may be issued in one or more series. At the date of adoption of these Articles the Preferred Shares comprise only Series A Shares, Series B Shares, Series C Shares, Series D Shares and Series E which shall be issued on the terms and conditions set forth in Schedule 1 to these Articles.

“PRC”	means the People’s Republic of China, but solely for purposes of these Articles, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Qualified IPO”	shall mean a firm-commitment public offering by the Company of its Ordinary Shares that (i) (x) has been registered under the Securities Act on the Nasdaq National Market System or New York Stock Exchange in the U.S., the Main-Board Market or the Growth Enterprise Market in Hong Kong or mainland of the PRC, and by a prestigious investment bank as the underwriter, as approved by the majority of the members of the Board, including at least two (2) Preferred Directors or (y) has been registered under any similar act on any other exchange in any other jurisdiction (or any combination of such exchanges and jurisdictions), and by a prestigious investment bank as the underwriter, as approved by the majority of the members of the Board, including at least two (2) Preferred Directors, (ii) which results in the Ordinary Shares trading publicly immediately after such registration or the shortest lockup period, and (iii) in each case at a price per share implying a pre-money valuation of the Company of at least RMB3.5 billion or equivalent US dollars and yielding gross proceeds to the Company of not less than RMB300 million or equivalent US dollars.

“registered office”	means the registered office for the time being of the Company.

“RMB”	means the lawful currency of the PRC.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Series A Share”	means a series A redeemable convertible preferred share in the capital of the Company.

“Series B Share”	means a series B redeemable convertible preferred share in the capital of the Company.

“Series C Share”	means a series C redeemable convertible preferred share in the capital of the Company.

“Series D Share”	means a series D redeemable convertible preferred share in the capital of the Company.

“Series E Share”	means a series E redeemable convertible preferred share in the capital of the Company.

“Share” or “Share”	includes a fraction of a share.

“Special Resolution”	has the same meaning as in the Statute and includes a resolution approved in writing as described therein.

“Statute”	means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

“written” and “in writing”	include all modes of representing or reproducing words in visible form.

Words importing the singular number only include the plural number and vice versa.

Words importing the masculine gender only include the feminine gender.

Words importing persons only include corporations.

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that part only of the shares may have been allotted.

3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

PRIORITY OF PROVISIONS SET OUT IN THE SCHEDULE

4.

ALL PROVISIONS SET OUT IN THE MAIN BODY OF THESE ARTICLES SHALL BE SUBJECT TO THE TERMS SET OUT IN THE SCHEDULE HERETO, WHICH PROVIDE FURTHER DETAILS ON THE RIGHTS AGREED WITH THE HOLDERS OF PREFERRED SHARES. IN THE EVENT OF ANY DIFFERENCE BETWEEN THE PROVISIONS SET OUT IN THE MAIN BODY OF THESE ARTICLES AND THE PROVISIONS SET OUT IN THE SCHEDULE, THE SCHEDULE SHALL PREVAIL.

CERTIFICATES FOR SHARES

5.

Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorise certificates to be issued with the seal and authorised signature(s) affixed by some method or system of mechanical process.

6.

Notwithstanding Article 5 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$l.00) or such less sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES

7. (a)

Subject to the provisions, if any, in that behalf in the Memorandum of Association and to the provisions of these Articles (including Schedule 1 to the Articles of Association) and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividends, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper. The Company shall not issue shares in bearer form.

(b)

The Ordinary Shares shall participate in the profits and assets of the Company but subject always to being subordinate in their rights to the Preferred Shares to the extent provided by the terms of issue of the Preferred Shares attached as Schedule 1.

(c)

The Preferred Shares shall carry the rights (preferential or otherwise) set forth in these Articles and, in particular, in Schedule 1 attached hereto. If at any time there shall be any conflict between the provisions of Schedule 1 and the provisions contained in the remainder of the Articles then the provisions of the Schedule 1 shall prevail and in the event of such conflict the Members shall procure at the request of any of the Members such modification to the Articles as shall be necessary to cure such conflict.

8.

The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

TRANSFER OF SHARES

9.

Subject to Schedule 1 and any agreements binding on the Company and as otherwise provided herein, any Member may transfer all or any of his shares by instrument in writing in any usual or common form or any other form which the Directors may approve. The instrument of transfer shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

10.

The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than 45 days in any year.

REDEEMABLE SHARES

11. (a)

Subject to Schedule 1 and the provisions of the Statute and the Memorandum of Association and these Articles, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by Special Resolution determine.

(b)

Subject to Schedule 1 and the provisions of the Statute and the Memorandum of Association and these Articles, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorised by the Company in general meeting and may make payment therefor in any manner authorised by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

12.

If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of 80 per cent of the issued shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the shares of that class, unless otherwise provided by the terms of issue of the shares of that class, including Schedule 1.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be two persons holding or representing by proxy at least half of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll, unless there is only one member of such class, in which case such quorum shall be one person.

13.

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares (including as provided in Schedule 1) of that class, be deemed to be varied by the creation or issue of further shares ranking senior, pari passu or subordinate therewith.

COMMISSION ON SALE OF SHARES

14.

The Company may in so far as the Statute from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

15.

No person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

16.

The Company shall have a lien on all shares (not being a fully paid share) registered in the name of a Member (whether solely or jointly with others) for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that share, and the company shall also have a lien on all shares (other than fully paid shares) standing registered in the name of a single Person for all moneys presently payable by him or his estate to the company; but the Directors may, at any time, declare any share to be wholly or in part exempt from this regulation. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

17.

Subject to any restrictions as set forth in the Schedule 1, the Company may sell, in such manner as the Directors (including at least two (2) Preferred Directors) think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

18.

To give effect to any such sale the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

19.

The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALL ON SHARES

20. (a)

The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by instalments.

(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

21.

If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent per annum as the Directors (including at least two (2) Preferred Directors) may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part (for avoidance of any doubt, such waiver shall be approved by each of the Preferred Directors).

22.

Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

23.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.

24. (a)

The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven per cent per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.

(b)

No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

25. (a)

If a Member fails to pay any call or instalment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, instalment or payment remains unpaid, give notice requiring payment of so much of the call, instalment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

(b)

If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)

A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

26.

A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

27.

A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

28.

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

29.

The Company shall be entitled to charge a fee not exceeding one dollar (US$l.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, or other instrument.

TRANSMISSION OF SHARES

30.

In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

31. (a)

Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.

(b)	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

32.

A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company PROVIDED HOWEVER that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION, CHANGE OF LOCATION OF REGISTERED OFFICE & ALTERATION OF CAPITAL

33. (a)

Subject to Schedule 1 to these Articles and in so far as permitted by the provisions of the Statute, the Company may from time to time by Special Resolution alter or amend its Memorandum of Association and may, without restricting the generality of the foregoing by ordinary resolution:

(i)

increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)

by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without nominal or par value;

(iv)	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

(b)

All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)	Subject to Schedule 1 to these Articles and in so far as permitted by the provisions of the Statute, the Company may by Special Resolution change its name or alter its objects.

(d)

Without prejudice to Article 11 hereof and subject to the provisions of the Statute and the provisions of Schedule 1, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(e)	Subject to the provisions of the Statute and the provisions of Schedule 1, the Company may by resolution of the Directors change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

34.

For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case 40 days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

35.

In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

36.

If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETING

37. (a)

Subject to paragraph (c) hereof, the Company shall within one year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint.

(b)	At these meetings the report of the Directors (if any) shall be presented.

(c)	If the Company is exempted as defined in the Statute it may but shall not be obliged to hold an annual general meeting.

38. (a)

The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than 10 per cent of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(b)

The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)

If the Directors do not within 21 days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said 21 days.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

39.

At least ten days’ notice shall be given of an annual general meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company PROVIDED that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Article 38 have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of a general meeting called as an annual general meeting by all the Members entitled to attend and vote thereat or their proxies; and

(b)

in the case of any other general meeting by a majority in number of the Members having a right to attend and vote at the meeting, being a majority together holding not less than 75 per cent in nominal value or in the case of shares without nominal or par value 75 per cent of the shares in issue, or their proxies.

40.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

41.

No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; subject to Schedule 1, holders of more than fifty per cent (50%) of the outstanding Ordiany Shares entitled to vote and holders of more than seventy-five per cent (75%) of the outstanding Prefered Shares entitled to vote present in person or by proxy shall be a quorum provided always that if the Company has one Member of record the quorum shall be that one Member present in person or by proxy.

42.

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

43.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum.

44.

The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

45.

If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be Chairman of the meeting.

46.

The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

47.	At any general meeting a resolution put to the vote of the meeting shall be decided on a poll.

48.	[Reserved].

49.	[Reserved].

50.	A poll shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting.

51.	In the case of an equality of votes, the Chairman of the general meeting shall not be entitled to a second or casting vote.

52.	A poll on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll on any other question shall be taken at such time as the Chairman of the general meeting directs.

VOTES OF MEMBERS

53.

Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a poll every Member of record present in person or by proxy shall have one vote for each share registered in his name in the register of Members.

54.

In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

55.

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

56.

No Member shall be entitled to vote at any general meeting unless he is registered as a shareholder of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

57.

No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

58.	On a poll votes may be given either personally or by proxy.

PROXIES

59.

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised in that behalf. A proxy need not be a Member of the Company.

60.

The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

61.

The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

62.

A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

63.

Any corporation which is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its Directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

64.

Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

DIRECTORS

65.

There shall be a Board of Directors consisting of up to seven (7) persons and the Members and the Directors shall procure that any vacancy in such member shall be filled in accordance with the provisions of these Articles; PROVIDED HOWEVER that, subject to Schedule 1, the Company may from time to time by ordinary resolution increase or reduce the limits in the number of Directors.

66.

The remuneration to be paid to the Directors shall be determined in accordance these Articles (including the Schedule 1 of these Articles). The remuneration shall be deemed to accrue from day to day. Subject to Schedule 1, the Directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

67.

Subject to Schedule 1, the Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

68.

Subject to Schedule 1, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

69.	A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

70.	A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed no qualification shall be required.

71.

A Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

72.

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established, PROVIDED HOWEVER that, such contract or transaction shall be approved by the Members pursuant to these Articles (including its Schedule 1). A Director shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid PROVIDED HOWEVER that such contract or transaction shall be approved by the Members pursuant to these Articles (including its Schedule 1), and the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

73.

A general notice that a Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficiently disclosed to the Members and such matter shall be subject to the approval of the Members pursuant to these Articles (including its Schedule 1).

ALTERNATE DIRECTORS

74.	A Director who expects to be unable to attend Directors’ Meetings because of absence, illness or otherwise may not appoint any person to be an alternate Director to act in his stead.

POWERS AND DUTIES OF DIRECTORS

75.

Subject to Schedule 1, the business of the Company shall be managed by the Directors who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting PROVIDED HOWEVER that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made. Notwithstanding the foregoing generality, the Directors shall not, without complying with the Protective Provisions set forth in Schedule 1, take any action which, by the terms of issue of a series of Preferred Shares requires the prior approval of the holders of the Preferred Shares.

76.

The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him. The power of any attorney of the Directors shall be subject to these Articles (including Schedule 1).

77.

All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

78.	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including alternate directors) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

79.

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

80.

Subject to Schedule 1, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

81. (a)

Subject to Schedule 1, the Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)

Subject to Schedule 1, the Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c)

Subject to Schedule 1, the Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Any such delegates as aforesaid may be authorised by the Directors to subdelegate all or any of the powers, authorities, and discretions for the time being vested in them.

MANAGING DIRECTORS

82.

Subject to Schedule 1, the Directors may, from time to time, appoint one or more of their body to the office of Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases from any cause to be a Director appointed by him can act in his stead as a Director or Managing Director.

83.

Subject to Schedule 1, the Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

PROCEEDINGS OF DIRECTORS

84.

Except as otherwise provided by these Articles, the Directors shall meet together for the despatch of business, convening, adjourning and otherwise regulating their meetings as they think fit. Subject to Schedule 1, questions arising at any meeting shall be decided by a majority of votes of the Directors present at a meeting at which there is a quorum. In case of an equality of votes, the Chairman shall not have a second or casting vote.

85.

A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held and PROVIDED FURTHER if notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organisation as the case may be. The provisions of Article 40 shall apply mutatis mutandis with respect to notices of meetings of Directors.

86.

Subject to Schedule 1, the quorum necessary for the transaction of the business of the Directors shall be four Directors then in office including two Directors appointed by the holders of the Preferred Shares. For the purposes of these Articles an alternate director appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

87.

The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company in accordance with these Articles (including Schedule 1), but for no other purpose.

88.

The Directors may elect a Chairman of their Board and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

89.

The Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

90.

A committee may meet and adjourn as it thinks proper. Subject to Schedule 1, questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the Chairman shall not have a second or casting vote.

91.

All acts done by any meeting of the Directors or of a committee of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director.

92.

Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

93. (a)

A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b)	The provisions of Articles 59-62 shall mutatis mutandis apply to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

94.	The office of a Director shall be vacated:

(a)	if he gives notice in writing to the Company that he resigns the office of Director;

(b)

if he absents himself (without being represented by proxy) from three consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)	if he is found a lunatic or becomes of unsound mind;

(e)	if he is removed from office under the provisions of these Articles (including Schedule 1 to the Articles of Association).

APPOINTMENT AND REMOVAL OF DIRECTORS

95.

Subject to Schedule 1 and the terms hereof, the Company may by ordinary resolution appoint any person to be a Director and may in like manner remove any Director and may in like manner appoint another person in his stead.

96.

Subject to Schedule 1 and the terms hereof, the Directors shall have power at any time and from time to time to appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors but so that the total amount of Directors shall not at any time exceed the number fixed in accordance with these Articles.

PRESUMPTION OF ASSENT

97.

A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

SEAL

98. (a)

The Company may, if the Directors so determine, have a Seal which shall, subject to paragraph (c) hereof, only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf pursuant to these Articles (including Schedule 1), and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or Secretary-Treasurer or some person appointed by the Directors for the purpose.

(b)

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c)

A Director, Secretary or other officer or representative or attorney may without further authority of the Directors (but shall give notice to the Directors) affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

99.

Subject to the Schedule 1, the Company may have a President, a Secretary or Secretary-Treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe; the appointment of any officers or new key management members of the Company, other than the President of the Company, must be discussed and approved by the Directors.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

100.

Subject to Schedule 1, the Statute, and these Articles, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefore. All dividends and distributions shall be declared and paid according to the provisions of Schedule 1 of the Articles.

101.

Subject to Schedule 1, the Directors may, with affirmative votes of at least two (2) Preferred Directors, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors (with affirmative votes of at least two (2) Preferred Directors), be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

102.	No dividend or distribution shall be payable except out of the profits of the Company, realised or unrealised, or out of the share premium account or as otherwise permitted by the Statute.

103.

Subject to the rights of persons, including the holders of Preferred Shares as provided on Schedule 1, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of these Articles as paid on the share.

104.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

105.

The Directors (with affirmative votes of at least two (2) Preferred Directors) may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors (with affirmative votes of at least two (2) Preferred Directors) may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

106.

Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

107.	No dividend or distribution shall bear interest against the Company.

CAPITALISATION

108.

Subject to Schedule 1, the Company may upon the recommendation of the Directors by ordinary resolution authorise the Directors to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

109.	The Directors shall cause proper books of account to be kept with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company;

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

110.

Subject to any agreement binding on the Company, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

111.

The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

112.

Subject to Schedule 1, the Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

113.

The Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. Subject to Schedule 1, the Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under these Articles may be fixed by the Directors.

114.

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

115.

Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

116.

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, telex, email or telecopy to him or to his address as shown in the register of Members or otherwise specifically provided by the Members, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.

117. (a)

Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of 5 days after the letter containing the same is posted as aforesaid.

(b)

Where a notice is sent by cable, telex, email, telecopy or electronic message, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organisation and to have been effected on the day the same is sent as aforesaid.

118.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

119.

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

120.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:

(a)

every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members.

(b)

every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting; and

No other person shall be entitled to receive notices of general meetings.

WINDING UP

121.

Subject to Schedule 1, if the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, and the terms of Schedule 1, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members, subject to the rights provided by the terms of issue of any series of Preferred Shares, including Schedule 1. The liquidator may with the like sanction and in accordance with the terms of Schedule 1, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction and in accordance with the terms of Schedule 1, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability. In the case of a proposed Special Resolution to place the Company into liquidation, the prior approval of the Preferred Shares as required to the extent provided by the terms of issue of any series of Preferred Shares, including Schedule 1.

122.

If the Company shall be wound up, and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, subject to the rights provided by the terms of issue of any series of Preferred Shares, including Schedule 1, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively, subject to the rights provided by the terms of issue of any series of Preferred Shares, including Schedule 1. These Articles are to be without prejudice to the rights of the holders of shares issued upon special terms and conditions (including but not limited to the terms and conditions in Schedule 1).

INDEMNITY

123.

Subject to any other agreements entered into by and between the Directors, the officers and/or the trustee (or any of their heirs, executors, administrators and personal representatives) and the Company, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own wilful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the wilful neglect or default of such Director, Officer or trustee. Without prejudice to the generality of the preceding Article, the Company shall indemnify and hold harmless each Director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a Director of the Company, or is or was a Director of the Company serving at the request of the Company as a director of another company, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

FINANCIAL YEAR

124.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

AMENDMENTS OF ARTICLES

125.	Subject to the Statute and the terms hereof (including Schedule 1), the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

TRANSFER BY WAY OF CONTINUATION

126.

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution (including Schedule 1), have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

SCHEDULE 1

PREFERRED SHARES

The rights, preferences and restrictions attaching to the series A redeemable convertible preferred shares (the “Series A Shares”), the series B redeemable convertible preferred shares (the “Series B Shares”), the series C redeemable convertible preferred shares (the “Series C Shares”), the series D redeemable convertible preferred shares (the “Series D Shares”), and the series E redeemable convertible preferred shares (the “Series E Shares”, together with the Series A Shares, Series B Shares, Series C Shares and Series D Shares the “Preferred Shares”) shall be as hereinafter specified in this Schedule 1.

SECTION 1

DIVIDEND RIGHTS

1.1    Subject to the provisions of the Statute and these Sections (including but not limited to the other requirements of this section 1), no dividend, whether in cash, in property or in shares of the Company, shall be declared or paid on the Ordinary Shares or any future class or series of shares of the Company unless and until a dividend in like amount is first declared and paid in full on each outstanding Preferred Share (on an as-converted basis) in accordance with Section 1.2. All dividends paid with respect to the certain series of Preferred Shares shall be paid pro rata to the holders of such series of Preferred Shares entitled thereto. If the legally available funds shall be insufficient for the payment of the entire amount of cash dividends payable at any time, such funds shall be allocated pro rata for the payment of dividends with respect to the certain series of Preferred Shares in the order as stipulated in Section 1.2.

1.2    Payment of dividends shall be made in the following order:

(a)    The holders of the Series E Shares shall be entitled to receive on a pari passu basis, when, as and if declared by the Board, but only out of funds that are legally available therefor, non-cumulative cash dividends at the rate of 8% per annum of the Series E Subscription Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), for each such Series E Share held by such holder, in preference to any declaration or payment of dividends on any of the Ordinary Shares, the Series A Shares, the Series B Shares, the Series C Shares and the Series D Shares (the “Series E Preferred Dividends”);

(b)    After the Series E Preferred Dividends have been paid to each holder of the Series E Shares in full, the holders of the Series D Shares shall be entitled to receive on a pari passu basis, when, as and if declared by the Board, but only out of funds that are legally available therefor, non-cumulative cash dividends at the rate of 8% per annum of the Series D Subscription Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), for each such Series D Share held by such holder, in preference to any declaration or payment of dividends on any of the Ordinary Shares, the Series A Shares, the Series B Shares and the Series C Shares (the “Series D Preferred Dividends”);

Schedule 1 of the Sixth Amended and Restated Memorandum and Articles of Association

(c)    After the Series E Preferred Dividends and the Series D Preferred Dividends have been paid to each holder of the Series E Shares and each holder of the Series D Shares in full, the holders of the Series B Shares shall be entitled to receive on a pari passu basis, when, as and if declared by the Board, but only out of funds that are legally available therefor, non-cumulative cash dividends at the rate of 8% per annum of the Series B Subscription Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), for each such Series B Share held by such holder, in preference to any declaration or payment of dividends on any of the Ordinary Shares, the Series A Shares and the Series C Shares (the “Series B Preferred Dividends”);

(d)    After the Series E Preferred Dividends, the Series D Preferred Dividends and the Series B Preferred Dividends have been paid to each holder of the Series E Share, each holder of the Series D Shares and each holder of the Series B Shares in full, the holders of the Series A Shares shall be entitled to receive on a pari passu basis, when, as and if declared by the Board, but only out of funds that are legally available therefor, non-cumulative cash dividends at the rate of 8% per annum of the Series A Subscription Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), for each such Series A Share held by such holder, in preference to any declaration or payment of dividends on any of the Ordinary Shares and the Series C Shares (the “Series A Preferred Dividends”);

(e)    After the Series E Preferred Dividends, the Series D Preferred Dividends, the Series B Preferred Dividends and the Series A Preferred Dividends have been paid to each holder of the Series E Share, each holder of the Series D Shares, each holder of the Series B Shares and each holder of the Series A Shares in full, the holders of the Series C Shares shall be entitled to receive on a pari passu basis, when, as and if declared by the Board, but only out of funds that are legally available therefor, non-cumulative cash dividends at the rate of 8% per annum of the Series C Subscription Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), for each such Series C Share held by such holder, in preference to any declaration or payment of dividends on any of the Ordinary Shares (the “Series C Preferred Dividends”).

SECTION 2

LIQUIDATION PREFERENCE

2.1    Upon any liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, either voluntary or involuntary, the assets of the Company available for distribution shall be distributed as provided in this Section 2.

Schedule 1 of the Sixth Amended and Restated Memorandum and Articles of Association

(a)    Series E Liquidation Preference. Before any distribution or payment shall be made to the holders of any Ordinary Shares, Series A Shares, Series B Shares, Series C Shares, Series D Shares and all other holders of share capital of the Company, each holder of Series E Shares shall be entitled to receive an amount equal to one hundred percent (100%) of the Series E Subscription Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per Series E Share then held by such holder (the “Series E Liquidation Preference Amount”). If, upon any such liquidation, dissolution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series E Shares, then such assets shall be distributed among the holders of Series E Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon;

(b)    Series D Liquidation Preference. Subject to Section 2.1(a) above, after distribution or payment in full of the aggregate Series E Liquidation Preference Amount, before any distribution or payment shall be made to the holders of any Ordinary Shares, Series A Shares, Series B Shares, Series C Shares and all other holders of share capital of the Company, each holder of Series D Shares shall be entitled to receive an amount equal to one hundred percent (100%) of the Series D Subscription Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per Series D Share then held by such holder (the “Series D Liquidation Preference Amount”). If, upon any such liquidation, dissolution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series D Shares, then such assets shall be distributed among the holders of Series D Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon;

(c)    Series B Liquidation Preference. Subject to Section 2.1(a) and Section 2.1(b) above, after distribution or payment in full of the aggregate Series E Liquidation Preference Amount and Series D Liquidation Preference Amount, before any distribution or payment shall be made to the holders of any Ordinary Shares, Series A Shares, Series C Shares and all other holders of share capital of the Company, each holder of Series B Shares shall be entitled to receive an amount equal to one hundred percent (100%) of the Series B Subscription Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per Series B Share then held by such holder (the “Series B Liquidation Preference Amount”). If, upon any such liquidation, dissolution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series B Shares, then such assets shall be distributed among the holders of Series B Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon;

Schedule 1 of the Sixth Amended and Restated Memorandum and Articles of Association

(d)    Series A Liquidation Preference. Subject to Section 2.1(a), Section 2.1(b) and Section 2.1(c) above, after distribution or payment in full of the aggregate Series E Liquidation Preference Amount, Series D Liquidation Preference Amount and Series B Liquidation Preference Amount, before any distribution or payment shall be made to the holders of any Ordinary Shares, Series C Shares and all other holders of share capital of the Company, each holder of Series A Shares shall be entitled to receive an amount equal to one hundred percent (100%) of the Series A Subscription Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per Series A Share then held by such holder (the “Series A Liquidation Preference Amount”, together with the Series E Liquidation Preference Amount, the Series D Liquidation Preference Amount and the Series B Liquidation Preference Amount, the “Liquidation Preference Amount”). If, upon any such liquidation, dissolution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series A Shares, then such assets shall be distributed among the holders of Series A Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

2.2    Participation. After distribution or payment in full of the Liquidation Preference Amount distributable or payable on the Series E Shares, Series D Shares, Series B Shares and Series A Shares pursuant to Section 2.1, the remaining assets of the Company available for distribution to Members shall be distributed ratably among the holders of outstanding Ordinary Shares and holders of outstanding Preferred Shares on an as-converted basis.

2.3    Definition of Deemed Liquidation Event. Each of the following events shall be treated as liquidation (each, a “Deemed Liquidation Event”) under this Section 2 unless waived by the Preferred Majority Holders (provided, however, that no waiver shall be effective or enforceable if such waiver affects one holder of the Preferred Shares materially and adversely different from the other holders of the Preferred Shares):

(a)    the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of share capital of this Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the share capital of the Company or the surviving or acquiring entity); or

(b)    the closing of the transfer (whether by merger, consolidation, share transfer or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting shares of the Company (or the surviving or acquiring entity); or

(c)    a sale, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company,

and upon any such event, any proceeds resulting therefrom shall be distributed to the Members of the Company in accordance with the terms of Sections 2.1 and 2.2 of this Schedule 1.

Schedule 1 of the Sixth Amended and Restated Memorandum and Articles of Association

2.4    Other Distributions. In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holders of Preferred Shares and Ordinary Shares shall be determined in good faith by the Board (including the affirmative votes of at least two (2) Preferred Directors), or by a liquidator who is appointed by the Board (including the affirmative votes of at least two (2) Preferred Directors) if one is appointed. Any securities not subjected to investment letter or similar restrictions on free marketability shall be valued as follows:

(a)    If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(b)    If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(c)    If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board.

2.5    The Company shall give each holder of record of Preferred Shares written notice of such impending Deemed Liquidation Event not later than twenty (20) days prior to the shareholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein; provided, however, that subject to compliance with the law such periods may be shortened or waived upon the written consent of the Preferred Majority Holders.

Schedule 1 of the Sixth Amended and Restated Memorandum and Articles of Association

SECTION 3

CONVERSION

The holders of the Preferred Shares shall have the following rights with respect to the conversion of the Preferred Shares into Ordinary Shares. Subject to the provisions of this Section 3, the number of Ordinary Shares to which a holder shall be entitled upon conversion of any Preferred Share shall be the quotient of initial subscription price for such Preferred Share divided by the then-effective conversion price for each Preferred Share. For the avoidance of doubt, subject to the provisions of this Section 3, the initial conversion price for each Series A Share (x) shall be US$0.00875063501 with respect to JD, or (y) shall be US$0.00875065477 with respect to Tuyu, or (z) shall be US$0.10 with respect to any holder of Series A Share other than JD and Tuyu; the initial conversion price for each Series B Share (w) shall be US$0.00875063501 with respect to JD, or (x) shall be US$0.01111191748 with respect to Buhuovc, or (y) shall be US$0.00875063439 with respect to Tuyu, or (z) shall be US$0.00063651962 with respect to any holder of Series B Share other than JD, Buhuovc and Tuyu; the initial conversion price for each Series C Share (x) shall be US$0.00853824672 with respect to JD, (y) shall be US$0.00843811233 with respect to 189,615,869 Series C Shares held by Oriza and US$0.01111191765 with respect to the other 953,566,732 Series C Shares held by Oriza, or (z) US$0.00875063489 with respect to Tuyu; the initial conversion price for each Series D Share shall be US$0.00547113772; the initial conversion price for each Series E Share shall be US$0.01250090716. The conversion ratio for any Preferred Share to Ordinary Share shall be 1:1 (the “Conversion Rate”). All shall be subject to adjustment based on adjustments of the conversion price of each Preferred Share, as applicable (the “Applicable Conversion Price”), as set forth below:

3.1    Right to Convert. At any time prior to a Qualified IPO, and subject to and upon compliance with the provisions of this Section 3.1, the holder of any Preferred Shares shall have the right, at its option, to convert, at the Conversion Rate, all or any portion of its Preferred Shares into one or more Ordinary Shares in the manner provided below.

3.2    Automatic Conversion.

(a)    Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, the Preferred Share shall automatically be converted into Ordinary Shares upon (i) the closing of a Qualified IPO, based on the then-effective Applicable Conversion Price or (ii) the date specified by written consent or agreement of the Preferred Majority Holders.

(b)    The Company shall not be obligated to issue certificates for any Ordinary Share issuable upon the automatic conversion of any Preferred Share unless the certificate or certificates evidencing such Preferred Share is either delivered as provided below to the Company or any transfer agent for the Preferred Share, or the holder notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. The Company shall, as soon as practicable after receipt of certificates for the Preferred Shares, or satisfactory agreement for indemnification in the case of a lost certificate, promptly issue and deliver at its office to the holder thereof a certificate or certificates for the number of Ordinary Shares to which the holder is entitled. No fractional Ordinary Shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be so issued to a holder of converting Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward). Any person entitled to receive Ordinary Shares issuable upon the automatic conversion of the Preferred Shares shall be treated for all purposes as the record holder of such Ordinary Shares on the date of such conversion.

Schedule 1 of the Sixth Amended and Restated Memorandum and Articles of Association

3.3    Mechanism of Conversion. The conversion of Preferred Shares may be effected, to the extent permitted by the Statute, by any of the following methods: (i) a redesignation of the Preferred Shares being converted; (ii) a repurchase of such Preferred Shares and issue of the relevant number of Ordinary Shares; or (iii) in such other manner as the Directors may determine (including affirmative vote of at least two (2)    Preferred Directors) and as permitted by the Statute. The conversion hereunder of any Preferred Share (the “Conversion Share”) shall be effected in the following manner:

(a)    The Company shall redeem the Conversion Share for aggregate consideration equal to (a) the aggregate par value of any capital shares of the Company to be issued upon such conversion and (b) the aggregate value, as determined by the Board (including affirmative vote of at least two (2) Preferred Directors), of any other assets which are to be distributed upon such conversion.

(b)    As promptly as practicable after the surrender by a holder of the certificates for the Preferred Shares (together with a duly completed and signed notice of election to convert) and in any event within ten business days after such surrender, the Company shall issue and deliver to the Person for whose account such Preferred Shares was surrendered, or to its nominee or nominees (subject to compliance with applicable shareholders agreements and other applicable agreements restricting transfer), a certificate or certificates for the number of Ordinary Shares or other securities issuable upon the conversion of those shares and any fractional interest in respect of Ordinary Shares or other security arising upon the conversion shall be settled as provided below. In the event that a holder of Preferred Shares converts less than all of the Preferred Shares evidenced by the certificate(s) surrendered by such holder, the Company shall, simultaneously with the issuance of certificates for Ordinary Shares, issue and deliver to such holder (or in accordance with the instructions of such holder) a new certificate for the balance of the Preferred Shares not so converted.

(c)    Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the holder delivers the certificates for the Preferred Shares and the notice of election to convert to the Company, and the Person or Persons in whose name or names any Ordinary Shares or other securities shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Ordinary Shares or other securities at such time on such date and such conversion shall be at the Applicable Conversion Price in effect at such time, unless the share registrar of the Company shall be closed on such date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such share registrar is open, and such conversion shall be at the Applicable Conversion Price in effect on the date such share register is open. All Ordinary Shares issuable upon conversion of the Preferred Shares will upon issuance be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights. Upon any such conversion of the Preferred Shares, the shares shall no longer be deemed to be outstanding and all rights of a holder with respect to the shares so converted shall immediately terminate except the right to receive the Ordinary Shares or other securities, cash or other assets as herein provided.

Schedule 1 of the Sixth Amended and Restated Memorandum and Articles of Association

(d)    If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Shares for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the Persons entitled to receive the Ordinary Shares upon conversion of the Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such sale of securities. If the conversion is in connection with automatic conversion provisions of subsection 3.2(a) above, such conversion shall be deemed to have been made, whether or not such shareholder surrenders its share certificate, on the conversion date described in the shareholder consent approving such conversion (or, in the case of a Qualified IPO, the closing of the Qualified IPO), and the Persons entitled to receive shares of Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Ordinary Shares as of such date.

3.4    No Fractional Shares. No fractional shares or securities representing fractional Ordinary Shares shall be issued upon conversion of the Preferred Shares. Any fractional interest in Ordinary Shares resulting from conversion of the Preferred Shares shall be paid in cash (computed to the nearest cent) equal to such fraction multiplied by the fair market value per Ordinary Shares as determined by the Board (including the affirmative vote of at least two (2) Preferred Directors) in good faith. If more than one certificate representing Preferred Shares shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of the Preferred Shares so surrendered for conversion.

3.5    Adjustment of Applicable Conversion Price. The Applicable Conversion Price shall be subject to adjustment as follows if any of the events listed below occur prior to the conversion of the Preferred Shares.

(a)    Share Splits, Combinations, Share Dividends and Distributions. In case the Company shall (a) pay a dividend or make a distribution on its Ordinary Shares in Ordinary Shares, (b) subdivide or reclassify its outstanding Ordinary Shares into a greater number of shares, or (c) combine or reclassify its outstanding Ordinary Shares into a smaller number of shares, the Applicable Conversion Price in effect immediately prior to such event shall be adjusted so that the holder of the Preferred Shares thereafter converted shall be entitled to receive the number of Ordinary Shares of the Company which it would have owned or have been entitled to receive after the happening of such event had the Preferred Shares been converted immediately prior to the happening of such event. An adjustment made pursuant to this paragraph shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective on the effective date in the case of subdivision, combination or reclassification. If any dividend or distribution is not paid or made, the Applicable Conversion Price then in effect shall be appropriately readjusted.

(b) Sale of Shares below the Applicable Conversion Price.

Schedule 1 of the Sixth Amended and Restated Memorandum and Articles of Association

(i)    In case the Company shall issue New Securities (as defined in Section 3.6(a)), for a consideration per share less than the then effective Applicable Conversion Price on the date the Company fixes the offering price of such New Securities, then in each such case the Applicable Conversion Price in effect immediately prior to the issuance of such New Securities shall be adjusted to the price at which such New Securities are issued.

(ii)    The adjustment provided for in Section 3.5(b) shall be made successively whenever any New Securities are issued (provided, that no further adjustments in the Applicable Conversion Price shall be made upon the subsequent exercise, conversion or exchange, as applicable of such New Securities pursuant to the original terms of such New Securities) and shall become effective immediately, after such issuance. In determining whether any New Securities entitle the holders of the Ordinary Shares to subscribe for or purchase Ordinary Shares at less than the Applicable Conversion Price, and in determining the aggregate offering price of the Ordinary Shares so offered, there shall be taken into account any consideration received by the Company for such New Securities, the minimum consideration required to be paid upon the exercise, conversion, or exchange, as applicable, of such New Securities and the value of all such consideration (if other than cash) shall be determined by the Board (whose determination, if made in good faith, shall be conclusive, however, any such determination can only come into effect with consent of at least two (2) Preferred Directors). If any or all of such New Securities are not so issued or expire or terminate without having been exercised, converted or exchanged, the Applicable Conversion Price then in effect shall be appropriately readjusted to the Applicable Conversion Price in effect immediately prior to the issuance of such New Securities, subject, however, to such other adjustments as may have been made or that would have otherwise been made under this Section 3.5(b) since the issuance of such New Securities.

(c)    Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution payable in securities of the Company other than Ordinary Shares or Ordinary Share Equivalents, then, and in each such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company which the holder of such share would have received had the Preferred Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein. Such adjustment shall be made whenever any such distribution is made, and shall become effective retroactive to the record date for the determination of shareholders entitled to receive such distribution. If any such distribution is not made or if any or all of such rights, options or warrants expire or terminate without having been exercised, the Applicable Conversion Price then in effect shall be appropriately readjusted.

3.6    Exceptions to Adjustment of Applicable Conversion Price.

Schedule 1 of the Sixth Amended and Restated Memorandum and Articles of Association

(a)    “New Securities” means all Ordinary Share Equivalents, provided that the term “New Securities” does not include: (a) securities issuable upon conversion of any of the Preferred Shares, or as a dividend or distribution on the Preferred Shares; (b) securities issued upon the conversion of any currently outstanding debenture, warrant, option, or other convertible security existed prior to the Closing Date, and (c) Ordinary Shares (or options to purchase such Ordinary Shares) issued or issuable to employees or directors of, or consultants to, the Company pursuant to any share option plan of the Company approved in accordance the Articles of Association (including this Schedule 1) .

(b)    Notwithstanding any provision in Section 3 to the contrary and without limitation to any other provision contained in Section 3, in the event any securities of the Company (other than the Preferred Shares), including, without limitation those securities set forth as exceptions in paragraph (a) above (collectively, the “Subject Securities”), are amended or otherwise modified by operation of their terms or otherwise (including, without limitation, by operation of such Subject Securities’ anti-dilution provisions) in any manner whatsoever that results in (i) the reduction of the exercise, conversion or exchange price of such Subject Securities payable upon the exercise for, or conversion or exchange into, Ordinary Shares or other securities exercisable for, or convertible or exchangeable into, Ordinary Shares and/or (ii) such Subject Securities becoming exercisable for, or convertible or exchangeable into (A) more shares or a greater dollar amount of such Subject Securities which are, in turn exercisable for, or convertible or exchangeable into, Ordinary Shares, or (B) more Ordinary Shares, then such amendment or modification shall be treated for purposes of Section 3.5(b) as if the Subject Securities which have been amended or modified have been terminated and New Securities have been issued with the amended or modified terms. The Company shall make all necessary adjustments (including successive adjustments if required) to the Applicable Conversion Price in accordance with Section 3.5, but in no event shall the Applicable Conversion Price be greater than it was immediately prior to the application of this Subsection to the transaction in question. On the expiration or termination of any such amended or modified Subject Securities for which adjustment has been made pursuant to the operation of the provisions of this Section 3.6(b) and Section 3.5(b), without such Subject Securities having been exercised, converted or exchanged in full pursuant to their terms, the Applicable Conversion Price shall be appropriately readjusted in the manner specified in Section 3.5(b).

(c)    Other Dilutive Events. In case any event shall occur as to which the other provisions of this Section 3 are not strictly applicable, but the failure to make any adjustment to any Applicable Conversion Price would not fairly protect the conversion rights of the Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Board, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Section 3, necessary to preserve, without dilution, the conversion rights of such Preferred Shares (any such determination can only come into effect with consent of at least two (2) Preferred Directors).

Schedule 1 of the Sixth Amended and Restated Memorandum and Articles of Association

(d)    Notice of Adjustment. Whenever the Applicable Conversion Price or Conversion Rate is adjusted as herein provided, the Company shall promptly prepare a notice of the adjustment of the Applicable Conversion Price and Conversion Rate setting forth the Applicable Conversion Price and Conversion Rate and the date on which the adjustment becomes effective and shall mail the notice of such adjustment of the Applicable Conversion Price and Conversion Rate (together with a copy of an officer’s certificate setting forth the facts requiring such adjustment) to each holder of the Preferred Shares at such holder’s last address as shown on the shareholder records of the Company.

3.7    Ordinary Shares Reserved.

(a)    The Company shall at all times reserve and keep available, out of the aggregate of its authorized but unissued Ordinary Shares, for the purpose of effecting conversions of the Preferred Shares, the full number of Ordinary Shares issuable upon the conversion of all outstanding Preferred Shares not theretofore converted including, for purposes of this paragraph, the number of Ordinary Shares which shall be issuable upon conversion of all of the outstanding Preferred Shares which shall be computed as if, at the time of computation, all of the outstanding shares were held by a single holder. The Company shall from time to time, in accordance with the laws of the Cayman Islands, increase the authorized amount of its Ordinary Shares if at any time the number of Ordinary Shares remaining unissued shall not be sufficient to permit the conversion of all the then outstanding Preferred Shares.

(b)    Before taking any action which would cause an adjustment reducing the Applicable Conversion Price below the then par value of the Ordinary Shares issuable upon conversion of the Preferred Shares, the Company will take any corporate action which may be necessary in accordance the Articles of Association (including this Schedule 1) in order that the Company may validly and legally issue fully paid and nonassessable Ordinary Shares at the adjusted Applicable Conversion Price.

3.8    Except where registration is requested in a name other than the name of the registered holder, the Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Ordinary Shares on conversion of the Preferred Shares pursuant hereto.

3.9    Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. In case of any reclassification or change of outstanding Ordinary Shares (other than a change in par value, or as a result of a subdivision or combination), or in case of any consolidation of the Company with, or merger of the Company with or into, any other entity that results in a reclassification, change, conversion, exchange or cancellation of outstanding Ordinary Shares or any sale or transfer of all or substantially all of the assets of the Company, each holder of Preferred Shares then outstanding shall have the right thereafter to convert the Preferred Shares held by the holder into the kind and amount of securities, cash and other property which the holder would have been entitled to receive upon such reclassification, change, consolidation, merger, sale or transfer if the holder had held the Ordinary Shares immediately prior to the reclassification, change, consolidation, merger, sale or transfer.

Schedule 1 of the Sixth Amended and Restated Memorandum and Articles of Association

SECTION 4

VOTING RIGHTS OF THE PREFERRED SHARES

4.1    Subject to Section 4.2, the issued and outstanding Preferred Shares shall be voted with the issued and outstanding Ordinary Shares at any annual or extraordinary general meeting of the Company, or the holders of such Preferred Shares may act by way of unanimous written resolution in the same manner as holders of the Ordinary Shares, upon the following basis: each holder of the Preferred Shares shall be entitled to such number of votes for the Preferred Shares held by such holder on the record date fixed for such meeting, or on the effective date of such written resolution, as shall be equal to the largest number of whole Ordinary Shares into which all of such holder’s Preferred Shares are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written resolution.

4.2 Protective Provisions.

(A)	Matters Requiring the Approval of the Members.

(a)

Notwithstanding the relevant articles as stated in the Articles of Association, and except as otherwise required or permitted by law, the shareholders agree that the Company shall not (whether by amendment, merger, consolidation or otherwise) take any of the following actions with respect to the Company or any Subsidiary and/or Affiliate without obtaining the prior approval of the Preferred Shareholders holding at least seventy-five percent (75%) of the total issued and outstanding Preferred Shares (calculated on an as-converted basis), and the Ordinary Shareholders holding at least fifty-one percent (51%) of the total issued and outstanding Ordinary Shares, respectively and voting as separate classes. Notwithstanding anything to the contrary contained herein, where any act listed in this Section 4.2(A) requires the approval of the Shareholders in accordance with the Statute, and if the Shareholders vote in favour of such act but the approval of the Preferred Shareholders holding at least seventy-five percent (75%) of the total issued and outstanding Preferred Shares (calculated on an as-converted basis), and the Ordinary Shareholders holding at least fifty-one percent (51%) of the total issued and outstanding Ordinary Shares have not yet been obtained, the Preferred Shareholders or the Ordinary Shareholders who vote against such act at a meeting of the Shareholders in aggregate shall have the voting rights equal to the aggregate voting power of all the Shareholders who voted in favor of such act plus one (1):

(i)	sell, lease, transfer or dispose of the whole or a substantial part of the assets or properties of the Company, including, without limitation, any Deemed Liquidation Event.

Schedule 1 of the Sixth Amended and Restated Memorandum and Articles of Association

(ii)	increase or decrease the number of Directors, excluding change of director candidate(s) by the same shareholder.

(iii)	declare or make any distribution of profits among the Members by way of dividend, capitalization of reserves or otherwise.

(iv)	appoint any Managing Director.

(v)	undertake any acquisition, merger, consolidation, reconstruction, change of control, liquidation, dissolution or winding-up exercise concerning the Company.

(vi)

approve or make adjustments or modifications to the terms of transactions involving the interest of any Director or Member of the Company, including but not limited to the making of any loans or advances, whether directly or indirectly, or the provision of any guarantee, indemnity or security for or in connection with any indebtedness or liabilities of any Director or Member of the Company (excluding any transaction with JD and/or its Affiliates or Red Star and/or its Affiliates).

(vii)	create or issue any share capital with rights, preferences or privileges senior to or on par with the Preferred Shares;

(viii)	authorize a reduction of share capital, conduct reclassification of the share capital.

(ix)	alter or change the rights, preferences or privileges of the Preferred Share;

(x)	amend or alter the Articles of Association.

(xi)

sell or issue any shares or any kind of debt or debt-related securities, any authorization, creation or issuance of any class or series of Equity Securities (or warrants, options or similar rights to acquire such Equity Securities), or any increase or decrease in the authorized share capital or registered capital, or any cancellation of Equity Security of the Company, excluding issuance of Ordinary Shares pursuant to the Company’s employee share option plan.

(xii)

redeem or repurchase any shares of the Company excluding (x) the redemption of any Series E Shares as provided in the Transaction Documents, or (y) issue any securities attached with any redemption right or other similar rights.

(xiii)

Approve, amend or administrate (which, for purpose hereunder, shall mean the determination of exercise price and the amendment of vesting mechanism which are in contrary to those provided under the Transaction Documents) the Company’s employee share option plan or any bonus or profit sharing scheme or share participation schemes or plans;

(xiv)

enter into any agreement, transaction or understanding with any member of the immediate family of an employee, officer or Director of the Company or with any company or business entity in which such person is an employee, officer or Director or has significant ownership interests (excluding any transaction with JD and/or its Affiliates or Red Star and/or its Affiliates).

(xv)	cause any Subsidiary to issue any securities.

(xvi)	cease to conduct or carry on the business of the Company and/or any of its Subsidiaries as now conducted, and/or enter into any new business by the Company and/or any of its Subsidiaries.

Schedule 1 of the Sixth Amended and Restated Memorandum and Articles of Association

(xvii)

any direct or indirect disposal of, or any action that results the dilution of, the Equity Securities owned or controlled by the Company in any Subsidiary, or any termination, amendment of, or any waiver by the Company of any rights under, any documents pursuant to which any Controlled Affiliate acquires or maintains control of the Controlled Affiliate (including but not limited to the control agreement between the Company and the Controlled Affiliate (and its shareholders))

(xviii)	cause any Subsidiary or Affiliate to consummate any transaction described in this Section 4.2(A).

(b)

Notwithstanding the relevant articles as stated in the Articles of Association, and except as otherwise required or permitted by law, the Shareholders agree that the Company shall not (whether by amendment, merger, consolidation or otherwise) take any of the following actions with respect to the Company or any Subsidiary and/or Affiliate without obtaining the prior approval of Red Star (the “Red Star Veto Rights”):

(i)

any authorization, creation or issuance of any class or series of Equity Securities (or warrants, options or similar rights to acquire such Equity Securities) having any right, preference or priority superior to or on a parity with the Series D Shares;

(ii)

any actions that will adversely alter or change the rights attached to Series D Shares as set forth in the Articles of Association or any other agreements to which the Company is a party, including but not limited to, dividend rights, liquidation preference, redemption rights, conversion rights, anti-dilution protection, preemptive rights, right of first refusal, co-sale right, director appointment right, veto right under this Section 4.2, information and inspection right, registration rights, transfer or assignment restrictions of the Series D Shares;

(iii)	the liquidation, dissolution or winding up of the Company; or

(iv)	any Deemed Liquidation Event.

(c)

Notwithstanding the relevant articles as stated in the Articles of Association, and except as otherwise required or permitted by law, the Shareholders agree that the Company shall not (whether by amendment, merger, consolidation or otherwise) take any of the following actions with respect to the Company or any Subsidiary and/or Affiliate without obtaining the prior approval of JD (the “JD Veto Rights”):

(i)

any authorization, creation or issuance of any class or series of Equity Securities (or warrants, options or similar rights to acquire such Equity Securities) having any right, preference or priority superior to or on a parity with the Series E Shares;

(ii)

any actions that will adversely alter or change the rights attached to Series E Shares as set forth in the Articles of Association or any other agreements to which the Company is a party, including but not limited to, dividend rights, liquidation preference, redemption rights, conversion rights, anti-dilution protection, preemptive rights, right of first refusal, co-sale right, director appointment right, veto right under this Section 4.2, information and inspection right, registration rights, transfer or assignment restrictions of the Series E Shares;

Schedule 1 of the Sixth Amended and Restated Memorandum and Articles of Association

(iii)	the liquidation, dissolution or winding up of the Company;

(iv)	sell, lease, transfer or dispose of the whole or a substantial part of the assets or properties of the Company, including, without limitation, any Deemed Liquidation Event; or

(v)

any direct or indirect disposal of, or any action that results in the dilution of, the Equity Securities owned or controlled by the Company in any Subsidiary, or any termination, amendment of, or any waiver by the Company of any rights under, any documents pursuant to which the Company acquires or maintains control of the Controlled Affiliate (including but not limited to the control agreement between the Company and the Controlled Affiliate (and its shareholders)).

(B)	Matters Requiring the Approval of the Directors.

Notwithstanding the relevant articles as stated in the Articles of Association, and except as otherwise required or permitted by law, the Company and each of its Subsidiary and/or Affiliate agree that the Company shall not (whether by amendment, merger, consolidation or otherwise) take any of the following actions with respect to the Company or any Subsidiary and/or Affiliate without obtaining the affirmative approval or consent of a simple majority of the Board (including the affirmative approval or consent of at least two (2) Preferred Directors):

(i)	approve or amend the annual business plans and budgets of the Company;

(ii)

appoint, terminate or change the terms (including without limitation to compensation) of employment of the Chief Executive Officer (CEO), the President, Chief Operation Officer (COO), Chief Finance Officer (CFO), Chief Technology Officer (CTO) of the Company, any other senior management officers of the Company and/or its Subsidiaries (vice president-level or above);

(iii)	any change of the accounting policies of the Company or appoint or replace the auditor of the Company;

(iv)	any adoption of the initial public offering plan (including the stock exchange, timing and valuation for the initial public offering;

(v)

any investment, including but limited to establishment of any joint venture, partnership or direct or indirect subsidiary of any Group Company, or any investment or acquisition in any other company, partnership, entity or person;

(vi)	any capital expenditures incurred by any Group Company outside of the budget approved by the Board, exceeding US$500,000 individually or exceeding US$1,500,000 in the aggregate;

(vii)	any action or transaction relating to the guarantee, mortgage or pledge of any Group Company’s assets, undertakings or any rights under any contracts or otherwise entitled to by any Group Company;

Schedule 1 of the Sixth Amended and Restated Memorandum and Articles of Association

(viii)

any loans by any Group Company to any Person (excluding any other Group Company or other companies wholly owned or Controlled through agreements by such Group Company, and including any director, officer or employee of such Group Company), other than those advance payments or similar payments made to such Person in the ordinary course of business of such Group Company;

(ix)

(x)incurrence of single indebtedness in excess of US$500,000 outside of the budget approved by the Board, or (y) incurrence any indebtedness after the amount of outstanding debt has reached US$1,500,000;

(x)	any purchase, lease, transfer, sale or other acquisition or disposal of any assets valued in excess of US$100,000;

(xi)

any sale, transfer, license, or other disposal of, or the incurrence of any lien on, any material intellectual property other than the license of intellectual property in the ordinary course of business.

SECTION 5

APPOINTMENT AND REMOVAL OF DIRECTORS

5.1    The Member of the Company shall vote at meetings of the Member of the Company, and shall give written consent with respect to, such Shares that they own (or as to which they have voting power) to ensure that the size of the Board shall be set and remain at seven (7) members, and the number of the Directors shall not be changed except pursuant to the Articles of Association (including this Schedule 1). On all matters relating to the election of one or more Directors of the Company, each Ordinary Shareholder and each Preferred Shareholder shall vote at meetings of shareholders of the Company and give written consent with respect to, such number of Shares then owned by them (or as to which they then have voting power) as may be necessary to elect the following individuals to the Board:

(a)    DCM shall be exclusively entitled to nominate, appoint, remove and re- appoint at any time or from time to time, one (1) Director to the Board, and to fill any vacancy caused by the resignation, death, disability or renewal of such Director occupying such position at any time or from time to time;

(b)    Red Star shall be exclusively entitled to nominate, appoint, remove and re-appoint at any time or from time to time, one (1) Director to the Board, and to fill any vacancy caused by the resignation, death, disability or renewal of such Director occupying such position at any time or from time to time;

(c)    JD shall be exclusively entitled to nominate, appoint, remove and re- appoint at any time or from time to time, one (1) Director to the Board (together with the other two Directors nominated and elected by DCM and Red Strar, collectively referred to as the “Preferred Directors”), and to fill any vacancy caused by the resignation, death, disability or renewal of such Director occupying such position at any time or from time to time;

Schedule 1 of the Sixth Amended and Restated Memorandum and Articles of Association

(d)    The holders of the majority Ordinary Shares shall be entitled to nominate, appoint, remove and re-appoint at any time or from time to time four (4) Directors (the “Ordinary Directors”) to the Board by majority vote, and to fill any vacancy caused by the resignation, death, disability or renewal of any Ordinary Director occupying such position at any time and from time to time. In the event that there is any vacancy for any seat of Ordinary Directors, the voting rights and other rights entitled to such Ordinary Director shall vest to Mr. Wu Lei, so long as he is an Ordinary Director, subject to applicable Laws.

5.1(A) Oriza, as long as it holds any Preferred Shares of the Company, shall have the right to designate one (1) representative (the “Observer”) to attend meetings of the Board in a non-voting observer capacity, provided that such Observer shall agree in writing to hold in confidence with respect to all information so provided.

5.2    Subject to Section 5.1, any Director appointed pursuant to Section 5.1 may be removed from the Board only upon the vote or written consent of the Member or Members entitled to appoint such Director pursuant to Section 5.1. Any Member or Members entitled to appoint any individual to be elected as a Director on the Board shall have the exclusive right at any time or from time to time to remove such Director occupying such position elected by such Member or Members and to fill any vacancy caused by the death, disability, resignation or removal of such Director occupying such position.

Schedule 1 of the Sixth Amended and Restated Memorandum and Articles of Association

SECTION 6

REDEMPTION

6.1    Notwithstanding any provisions to the contrary in the Memorandum, and Articles of Association, and this Schedule 1, at any time and from time to time on or after the date of the earliest to occur of the following (“Redemption Events”): (i) the Company fails to complete a Qualified IPO within seven (7) years after the Closing Date, (ii) any material breach by any Warrantor of any of their respective representations, warranties, covenants or undertakings under the Transaction Documents (including without limitation, any breach of the any control documents of the Controlled Affiliates, any failure to obtain the requisite consents or permits for conducting the principal business of the Group Companies) and such breach is not remedied by such Warrantor to the reasonable satisfaction of the holder of at least fitty percent (50%) Series E Shares within thirty (30) days after receipt by such Warrantor of a notice of such breach from any holder of the Series E Shares or (iii) any commission of, or participation in, fraudulent act or act of dishonesty by any Founder against any Group Company which has severely harm interests of the holders of the Series E Shares, including without limitation, any sales revenue not recorded in the books of accounts of the Group Companies; (iv) Loss of Control; (v) the termination of employment of Wu Lei with any Group Company upon (aa) the unilateral termination by the Wu Lei of his employment with any Group Company or (bb) the termination by any Group Company for Cause; (vi) the occurrence of non- compliance with or violation of any applicable Laws by any Group Company which have a Material Adverse Effect (as defined in Series E Share Subscription Agreement) on any Group Company (including without limitation the non-compliance of tax requirement under applicable Laws, (aa) resulting any material loss, due amount or any material administrative penalty or fines by any Governmental Authority in each case in excess of RMB50,000,000; or (bb) resulting in material obstacle for Qualified IPO); or (vii) the holders of any class or series of Shares have become entitled to request, and have so requested, redemption of such shares (other than the repurchase or redemption of Shares of the Company pursuant to the Company’s employee share option plan approved by the members of the Company according to Section 4.2), each Series E Share shall be redeemable at the option of such holder of the Series E Share, out of funds legally available therefor by the Company including capital, at a redemption price determined in accordance with the following formula (the “Redemption Price”):

Redemption Price = IP × (1 + 6% × N) + D, where

IP = Series E Subscription Price (as adjusted for any subsequent bonus issue, share split, consolidation, subdivision, reclassification, recapitalization or similar arrangement);

N = a fraction, the numerator of which is the number of calendar days between the date of issuance by the Company of its first Series E Share pursuant to the Series E Share Subscription Agreement and the date of receipt by the holder thereof of the full Redemption Price and the denominator of which is 365, and

D = all declared but unpaid dividends on each Series E Share up to the date of receipt by the holder thereof of the full Redemption Price, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers.

For the purpose of this Section 6.1, the “Cause” shall mean any one of the following grounds: (i) material breach of any terms of any employment agreement, proprietary information agreement, intellectual property assignment agreement or non- competition agreement entered by and between any Founder and any Group Company; (ii) a commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct which materially and adversely affects any Group Company; (iii) the Founder’s conviction of, or plea of “guilty” or “no contest” to, a felony under the applicable laws which makes material adverse effect on performance of the Founder’s employment duties; (iv) gross mismanagement by the Founder of the business and affairs of the Group Companies; or (v) engagement in any business activity that is in competition with any Group Company, whether such engagement is as a partner, investor, consultant, adviser, agent, employee or otherwise, nor to offer employment to or employ, for the Founder itself or on behalf of any then competitor of any Group Company, any person who are employed or contracted by any Group Company.

Schedule 1 of the Sixth Amended and Restated Memorandum and Articles of Association

6.2    Procedure. A notice of redemption (a “Redemption Notice”) by such holder of the Series E Shares to be redeemed shall be given by hand or by mail to the notice address of the Company as set forth in the Series E Subscription Agreement within six (6) months following the holder(s) of the Series E Shares knowing, being notified or aware of the occurrence of any Redemption Event, stating the date on which the Series E Shares are requested to be redeemed (the “Redemption Date”) which shall be not more than sixty (60) days from the date of the Redemption Notice. Upon receipt of any such request, the Company shall promptly give written notice of the redemption request to each non-requesting holder of record of the Series E Shares stating the existence of such request, the Redemption Price, the Redemption Date and the mechanics of redemption. If on the Redemption Date, the number of Series E Shares that may then be legally redeemed by the Company is less than the number of all Series E Shares requested to be redeemed, then (i) the number of Series E Shares then redeemed shall be calculated in accordance with Section 6.3 of Schedule 1, and (ii) the remaining Series E Shares to be redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so. Notwithstanding anything to the contrary contained in the Memorandum and Articles of Association, no other securities of the Company shall be redeemed unless and until the Company shall have redeemed all of the Series E Shares requested to be redeemed pursuant to this Section 6 of Schedule 1 and shall have paid all the Redemption Price for such Series E Shares requested to be redeemed payable pursuant to this Section 6 of Schedule 1 (other than the repurchase or redemption of Shares of the Company pursuant to the Company’s employee share option plan approved by the members of the Company according to Section 4.2 ).

6.3    Insufficient Funds. If the Company does not have sufficient cash or funds legally available to redeem all of the Series E Shares required to be redeemed in accordance with any applicable Law, then the number of Series E Shares that the Company may legally redeem shall be calculated pro rata amongst the holders of such Series E Shares, based on the number of all Series E Shares in respect of which redemption was requested. Without limiting anything else in the Memorandum and Articles of Association, the remainder of the Series E Shares shall remain outstanding and entitled to all the rights, preferences and privileges provided in the Memorandum and t Articles of Association, and the remainder shall be carried forward and redeemed as soon as the Company has legally available funds to do so.

6.4    Surrender of Certificates. Before any holder of the Series E Shares shall be entitled for redemption under the provisions of this Section 6 of Schedule 1, such holder shall surrender his or her certificate or certificates representing such Series E Shares to be redeemed to the Company in the manner and at the place designated by the Company for that purpose, and thereupon the Redemption Price shall be payable to the order of the person whose name appears on such certificate or certificates as the owner of such shares and each such certificate shall be cancelled. In the event that less than all the shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed shares. Unless there has been a default in payment of the Redemption Price, upon cancellation of the certificate representing such Series E Shares to be redeemed, all dividends on such Series E Shares designated for redemption on the Redemption Date shall cease to accrue and all rights of the holders thereof, except the right to receive the Redemption Price thereof (including all accrued and unpaid dividend up to the Redemption Date), with interest daily (on the basis of a 365-day year) at a rate of 6% per annum, shall cease and terminate and such Series E Shares shall cease to be issued shares of the Company.

Schedule 1 of the Sixth Amended and Restated Memorandum and Articles of Association

SECTION 7

MISCELLANEOUS

7.1    Upon any conversion or redemption of the Preferred Shares, the shares so converted or redeemed shall be cancelled and shall not be reissued, and the Company may from time to time take such appropriate action as may be necessary to diminish the authorized number of Preferred Shares accordingly.

7.2    Except as may otherwise be conferred or required by law, the Preferred Shares shall not have any designations, preferences, limitations or relative rights other than those specifically set forth in this Schedule (as such may be amended from time to time) and in any other provision of the Articles of Association or agreements entered into by and binding on the Company.

7.3    If any right, preference or limitation of the Preferred Shares set forth herein (as amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Schedule 1 which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation herein set forth shall not be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

7.4    Any registered holder of Preferred Shares shall be entitled to an injunction or injunctions to prevent violations of the provisions of the Articles of Association (including this Schedule 1) and to enforce specifically the terms and provisions of the Articles of Association (including this Schedule 1) in any court of the Cayman Island or any countries having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity. Notwithstanding the foregoing, the observance of any term of the Company’s Articles of Association which benefits only the holders of Preferred Shares may be waived by the Preferred Majority Holders.

SECTION 8

DEFINITIONS

Unless otherwise defined in this Schedule 1, capitalized terms shall have the meaning provided in the Articles of Association. For the purposes of this Schedule, the following terms shall have the meanings indicated:

“Applicable Conversion Price” shall have the meaning ascribed to it in the first paragraph of Section 3 of this Schedule 1.

Schedule 1 of the Sixth Amended and Restated Memorandum and Articles of Association

“Articles of Association” shall mean the Sixth Amended and Restated Memorandum and Articles of Association of the Company as in effect as of the date thereof.

“Board” shall mean the board of directors of the Company, as constituted from time to time.

“Buhuovc” shall mean Buhuovc Limited Partnership, a limited partnership incorporated and validly existing under the laws of the Cayman Islands.

“Closing Date” shall have the meaning ascribed to it in Series E Share Subscription Agreement.

“Conversion Rate” shall have the meaning ascribed to it in the first paragraph of Section 3 of this Schedule 1.

“Conversion Share” shall have the meaning ascribed to it in the Section 3.3 of this Schedule 1.

“Controlled Affiliate” shall have the meaning described to it in Series E Share Subscription Agreement.

“DCM” shall mean DCM IV, L.P. and DCM Affiliates Fund IV, L.P., each a partnership duly formed and validity existing under the laws of the Cayman Islands.

“Deemed Liquidation Event” shall have the meaning ascribed to it in Section 2.3 of this Schedule 1.

“Founder” shall have the meaning ascribed to it in Series E Share Subscription Agreement.

“Group Company” shall have the meaning ascribed to it in Series E Share Subscription Agreement.

“JD” shall mean Honeysuckle Creek Limited.

“Liquidation Preference Amount” shall have the meaning ascribed to it in the Section 2.1(c) of this Schedule 1.

“Loss of Control” shall mean any unapproved termination of, unapproved amendment to or material breach of any contracts among the Group Companies designed to provide the Company with control over, and the ability to consolidate the financial statements of, direct or indirect Subsidiaries (including the Controlled Affiliates) and/or controlled entities, including without limitation the control documents, which results in the Company’s loss of control over, or the ability to consolidate the financial statements of, direct or indirect Subsidiaries (including the Controlled Affiliates) and/or controlled entities.

Schedule 1 of the Sixth Amended and Restated Memorandum and Articles of Association

“New Securities” shall have the meaning ascribed to it in the Section 3.6 of this Schedule 1.

“Ordinary Director” shall have the meaning ascribed to it in the Section 5.1(b) of this Schedule 1

“Oriza” shall mean HUA YUAN INTERNATIONAL LIMITED.

“Person” shall mean any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Preferred Majority Holders” shall mean the holders representing seventy-five percent (75%) of the Series A Shares, the Series B Shares, the Series C Shares and the Series D Shares then outstanding, voting as a single class on an as converted basis and the holders representing fifty percent (50%) of the Series E Shares then outstanding, voting as a single class on an as converted basis.

“Preferred Director” shall have the meaning ascribed to it in the Section 5.1(c) of this Schedule 1

“Preferred Shareholder” shall mean the holder of any Series A Share, Series B Share, Series C Share, Series D Share and/or Series E Share.

“Preferred Shares” shall mean the Series A Shares, Series B Shares, Series C Shares, Series D Shares and/or Series E Share.

“Red Star” shall mean Hong Kong Red Star Macalline Universal Home Furnishings Limited (香港红星美凯龙全球家居有限公司), a company incorporated under the Laws of the Hong Kong.

“Redemption Events” shall have the meaning ascribed to it in the Section 6.1 of this Schedule 1.

“Redemption Price” shall have the meaning ascribed to it in the Section 6.1 of this Schedule 1.

“Redemption Notice” shall have the meaning ascribed to it in the Section 6.2 of this Schedule 1.

“Redemption Date” shall have the meaning ascribed to it in the Section 6.2 of this Schedule 1.

“Subject Securities” shall have the meaning ascribed to it in the Section 3.6(b) of this Schedule 1.

Schedule 1 of the Sixth Amended and Restated Memorandum and Articles of Association

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Series A Liquidation Preference Amount” shall have the meaning ascribed to it in the Section 2.1(d) of this Schedule 1.

“Series A Preferred Dividends” shall have the meaning ascribed to it in Section 1.2(d) of this Schedule 1.

“Series A Subscription Price” shall mean (i) US$0.00875063501 with respect to the Series A Shares held by JD; (ii) US$0.00875065477 with respect to the Series A Shares held by Tuyu; (iii) US$0.10 with respect to other holders of the Series A Shares (in each case, as adjusted from time to time for any share splits, share dividends, combinations, recapitalizations and similar transactions).

“Series B Liquidation Preference Amount” shall have the meaning ascribed to it in the Section 2.1(c) of this Schedule 1.

“Series B Preferred Dividends” shall have the meaning ascribed to it in Section 1.2(c) of this Schedule 1.

“Series B Subscription Price” shall mean (i) US$0.00875063501 with respect to the Series B Shares held by JD; (ii) US$0.01111191748 with respect to the Series B Shares held by Buhuovc; (iii) US$0.00875063439 with respect to the Series B Shares held by Tuyu; (iv) US$0.00063651962 with respect to other holders of the Series B Shares (in each case, as adjusted from time to time for any share splits, share dividends, combinations, recapitalizations and similar transactions).

“Series C Preferred Dividends” shall have the meaning ascribed to it in Section 1.2(d) of this Schedule 1.

“Series C Subscription Price” shall mean (i) US$0.00853824672 with respect to the Series C Shares held by JD, (ii) US$0.00843811233 with respect to 189,615,869 Series C Shares held by Oriza and US$0.01111191765 with respect to the other 953,566,732 Series C Shares held by Oriza, and (iii) US$0.00875063489 with respect to the Series C Shares held by Tuyu (in each case, as adjusted from time to time for any share splits, share dividends, combinations, recapitalizations and similar transactions).

“Series D Liquidation Preference Amount” shall have the meaning ascribed to it in the Section 2.1(b) of this Schedule 1.

“Series D Preferred Dividends” shall have the meaning ascribed to it in Section 1.2(b) of this Schedule 1.

“Series D Subscription Price” shall mean US$0.00547113772 (as adjusted from time to time for any share splits, share dividends, combinations, recapitalizations and similar transactions).

Schedule 1 of the Sixth Amended and Restated Memorandum and Articles of Association

“Series E Liquidation Preference Amount” shall have the meaning ascribed to it in the Section 2.1(a) of this Schedule 1.

“Series E Preferred Dividends” shall have the meaning ascribed to it in Section 1.2(a) of this Schedule 1.

“Series E Share Subscription Agreement” means the Series E Preferred Shares Subscription Agreement entered into between JD, the Company and other relevant Parties, date November 24, 2020.

“Series E Subscription Price” shall mean US$0.01250090716 (as adjusted from time to time for any share splits, share dividends, combinations, recapitalizations and similar transactions).

“Shareholders” shall mean any or all of those persons and entities at any time holding any Shares of the Company and “Shareholder” shall mean any one of them.

“Shares” shall mean any of the Ordinary Shares, the Series A Shares and the Series B Shares, the Series C Shares, the Series D Shares and/or the Series E Shares.

“Subsidiaries” shall mean, with respect to any Person, a corporation or other entity (i) that is directly or indirectly Controlled by such Person or (ii) whose assets, or portions thereof, are consolidated with the net earnings of such Person and are recorded on the books of such Person for financial reporting purposes in accordance with the Applicable Principles, or (iii) that is Controlled or under common Control by or of any Founder or Founders. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in the Articles of Association shall refer to a Subsidiary or Subsidiaries of the Company.

“Transaction Document” shall have the meaning ascribed to it in the Series E Preferred Share Subscription Agreement.

“Tuyu” shall mean RS Tuyu Enterprise Management Consulting Limited.

“Warrantor/Warrantors” shall have meaning ascribed to it in the Series E Preferred Share Subscription Agreement.

Schedule 1 of the Sixth Amended and Restated Memorandum and Articles of Association